                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SPORT CHALET
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              [SPORT CHALET LOGO]

                                                                  June 27, 1996

Dear Shareholder:

  On behalf of your Company, I want to cordially invite you to attend the Annual Meeting of Sport Chalet, Inc., to be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, on Thursday, August 1, 1996 at 9:00 a.m. PDST.

  The principal business of the Meeting is the election of the Company's Class 1 Director. The attached Notice of Annual Meeting and Proxy Statement fully describes the business to be transacted.

  The Directors and certain officers of the Company will be present to help host the Meeting, respond to any questions that our shareholders may have, and to discuss the Company's operating results and future. I therefore encourage you to attend in order to meet your officers and Directors and to participate in the business of the Meeting. However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card immediately to ensure that your shares will be voted.

  Finally, you will find enclosed a 20% off coupon for your use at any of our 18 store locations. We encourage you to try our stores and join our ever-growing circle of loyal customers. Please write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

                                          Sincerely,

                                          /s/ NORBERT J. OLBERZ

                                          Norbert J. Olberz
                                          Chairman, Interim President and
                                          Chief Executive Officer

                              [SPORT CHALET LOGO]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 1, 1996

                               ----------------

Dear Shareholder:

  The Annual Meeting of the Shareholders of Sport Chalet, Inc. will be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, Thursday, August 1, 1996 at 9:00 a.m., Pacific Daylight Standard Time. A Proxy and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the following purposes:

  1. To elect a Class 1 Director to serve for a three-year term expiring in 1999, or until his or her successor is elected and qualified.

  2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 7, 1996 as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's executive offices at 920 Foothill Boulevard, La Canada, California 91011.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT IN PERSON AT THE MEETING ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By order of the Board of Directors,

                                          /s/ HOWARD K. KAMINSKY

                                          Howard K. Kaminsky
                                          Secretary

La Canada, California
June 27, 1996

                                PROXY STATEMENT
                                ---------------

                              SPORT CHALET, INC.
                            920 FOOTHILL BOULEVARD
                          LA CANADA, CALIFORNIA 91011

                        ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 1, 1996

                    SOLICITATION AND REVOCABILITY OF PROXY

  The accompanying Proxy is solicited by and on behalf of the Board of Directors of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on August 1, 1996, or at any adjournments thereof (the "Meeting").

  Any shareholder who executes and delivers a Proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed Proxy bearing a later date; or (c) attending the meeting and requesting that the Inspector of Elections return his or her Proxy prior to the taking of any vote.

  All shares represented by a Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of Director is withheld, Proxies will be voted for the Director proposed by the Board. Discretionary authority is provided in the Proxy as to any matters not specifically referred to in the Proxy. Management is not aware of any other matters which are likely to be brought before the Meeting. However, if any such matters properly come before the Meeting, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

  The Company's Annual Report to Shareholders (the "Annual Report") for the year ended March 31, 1996, including financial statements, is enclosed with this Proxy Statement, which is being mailed to shareholders on or about June 27, 1996. The Annual Report does not constitute a part of this Proxy Statement.

  The cost of soliciting Proxies in the accompanying form has been, or will be, paid by the Company. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material and Annual Report to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their reasonable expenses in so doing.

                            RECORD DATE AND VOTING

  The Board of Directors has fixed the close of business, 5:00 p.m., Pacific Daylight Standard Time, on June 7, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. As of the record date of the Meetings there were outstanding 6,500,000 shares of Common Stock. The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter to be voted on at the Meeting. The vote of a majority of the shares cast in person or by Proxy is required to elect the Nominee for Director.

  The presence at the Meeting by person or by Proxy, of the holders of a one-third of the outstanding Common Stock, is necessary to constitute a quorum. Votes cast by Proxy or in person at the Meeting will be tabulated by the Inspector of Elections appointed for the Meeting to determine whether or not a quorum is present. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purpose of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  As of the June 7, 1996 record date, Norbert J. Olberz, Chairman of the Board and Interim President and Chief Executive Officer, owns approximately 72% of the Company's outstanding Common Stock. As a result, Mr. Olberz, as the Company's Principal Shareholder ("Principal Shareholder"), has sufficient voting power to determine the outcome of any matters submitted to the Company's shareholders for approval. Thus, the Principal Shareholder has sufficient voting power to elect the Nominee proposed by the Board of Directors and he will vote his shares in favor of the election of such Nominee. In that event, the other shareholders will be unable to elect any other Director.

                             ELECTION OF DIRECTORS

NOMINEE

  The Amended and Restated Certificate of Incorporation of the Company provides that the members of the Company's Board of Directors shall be classified into three classes, as nearly equal in number as possible, each of which is to serve three years, with one class being elected each year. The term of the sole Class 1 Director expires with this Meeting.

  Each shareholder is entitled to one vote per share held as of the record date. Shareholders will not be allowed to cumulate their votes in the election of Directors.

  The Board of Directors has nominated Eric S. Olberz for election of the sole Class 1 Director at this Meeting to serve for three-year terms expiring at the annual meeting in 1999 or until his successor is elected and qualified. Mr. Olberz is currently serving as Director and has consented to serve for a new term.

  The persons named in the enclosed form of Proxy, unless otherwise directed therein, intend to vote such Proxy for the election of Eric S. Olberz as Director for the term specified. The Proxies may also be voted for a substitute nominee in the event Eric S. Olberz shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

  The following table, together with its footnotes, presents information regarding the age, occupation, business experience furnished by Mr. Olberz.

                                    TABLE 1

                CERTAIN INFORMATION REGARDING NOMINEE DIRECTOR

                                 TERM TO  DIRECTOR
    DIRECTOR'S NAME      AGE(1) EXPIRE(1)  CLASS           OCCUPATION/BACKGROUND(2)
    ---------------      ------ --------- --------         ------------------------
Eric S. Olberz..........   33     1996        1    Director since 1992. Mr. Olberz is the
                                                   President and owner of Camp 7, Inc., a
                                                   soft goods manufacturing operation lo-
                                                   cated in Santa Ana, California and the
                                                   son of Norbert J. Olberz, the Principal
                                                   Shareholder. He was Vice Chairman of the
                                                   Company from October 1994 to July 1995,
                                                   Vice President from 1984 through October
                                                   1994 and Secretary from October 1992 to
                                                   July 1995. Mr. Olberz resigned as an of-
                                                   ficer and employee concurrently with
                                                   Camp 7, Inc.'s acquisition of the
                                                   Company's soft goods manufacturing oper-
                                                   ations in July 1995.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTOR, THE NOMINEE LISTED ABOVE.
- --------
(1)Fiscal year during which term expires.
(2)Based on information provided to the Company by Director Eric S. Olberz.

OTHER DIRECTORS

  The following persons will continue to serve as Directors of the Company after the Meeting until their terms of office expire (as indicated below) or until they resign or their successors are elected and qualified:

                                    TABLE 2

              CERTAIN INFORMATION REGARDING DIRECTOR NON-NOMINEES

  DIRECTOR'S                     TERM TO  DIRECTOR        POSITIONS WITH THE COMPANY
     NAME                AGE(1) EXPIRE(1)  CLASS          AND PRINCIPAL OCCUPATION(2)
  ----------             ------ --------- --------        ---------------------------
Norbert J. Olberz.......   71     1998        3    The Company's founder and Chairman of
                                                   the Board since it was founded in 1959
                                                   and Interim President and Chief
                                                   Executive Officer since April 3, 1995.
Kenneth Olsen...........   78     1998        3    Mr. Olsen has been a Director of the
                                                   Company since June 1994. He has also
                                                   served as President and Chief Executive
                                                   Officer of the Vons Company, Inc., a
                                                   leading grocery store chain, from 1974
                                                   to 1983, at which time he retired from
                                                   full-time responsibilities after thirty-
                                                   eight years with that company. Mr. Olsen
                                                   currently serves as a director of
                                                   several nonprofit organizations and was
                                                   a trustee of Loyola Marymount
                                                   University.
John R. Attwood.........   66     1997        2    Director since February 1993. Mr.
                                                   Attwood is the President of Attwood
                                                   Enterprises, a consulting business. He
                                                   was the former Chairman of Coca-Cola
                                                   Bottling of Los Angeles and Senior Vice
                                                   President and a Group President at
                                                   Beatrice Companies, Inc., the parent
                                                   company of Coca-Cola Bottling of Los
                                                   Angeles until his retirement in 1986.
                                                   Mr. Attwood currently serves on the
                                                   board of directors of WB Bottling Corp.
                                                   and Verdugo Hills Hospital, a non-profit
                                                   hospital organization.

- --------
(1) Fiscal year during which term expires.
(2) Based on information provided to the Company by each Director.

CHANGES IN DIRECTORS AND CERTAIN KEY EMPLOYEES DURING FISCAL 1996

  On April 3, 1995, Joseph H. Coulombe resigned as Interim President and Chief Executive Officer and Director of the Company and Chairman Olberz was then appointed to the position of Interim President and Chief Executive Officer. During the Board's continuing evaluation of the Company's strategic policies, operations and management, the Board will consider whether and/or when to initiate search activities for a new President and/or Chief Operating Officer. The Board of Directors currently does not contemplate appointing a new Class 2 Director to fill the vacancy created by Mr. Coulombe's resignation.

  On July 5, 1995 Eric S. Olberz agreed to resign his positions as Vice Chairman and Secretary concurrently with the acquisition of the Company's soft goods manufacturing operations by Camp 7, Inc., a California corporation under the control of Eric S. Olberz. A description of this transaction is provided below under the section captioned "Certain Transactions." Upon consummation of this transaction, Mr. Olberz began to serve the Company solely in his capacity as a non-employee Director.

  On November 29, 1995, Elizabeth A. Sanders resigned as a Class 1 Director. The Board of Directors currently does not contemplate appointing a new Class 1 Director to fill the vacancy created by Ms. Sanders' resignation. On March 6, 1996, Kim D. Robbins resigned as the Company's Senior Vice President-- Merchandising. Many of Ms. Robbins' responsibilities have been outsourced to an independent consulting firm.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board met six times during the last fiscal year. The Board's Audit and Compensation Committees, each currently comprised of non-employee Directors Attwood and Olsen both met six times, respectively, during the fiscal year ending March 31, 1996. No Director attended less than 75% of the Board and Committee meetings, as appropriate. The Directors also met informally with the Company's management during the last fiscal year. Subject to his reelection as Class 1 Director at the Meeting, the Board intends to appoint Eric S. Olberz as an additional member of both Committees, effective August 1, 1996.

  The Audit Committee, among other things, nominates the independent auditors, reviews the financial statements and the report of independent auditors, and reviews the scope and results of the Company's accounting practices and internal accounting procedures. The Compensation Committee is responsible for reviewing and recommending to the full Board of Directors the material terms for executive officer employment and severance contracts and annual compensation levels for executive officers not otherwise set by contract, administering the Company's 1992 Incentive Award Plan (the "1992 Plan"), establishing and periodically reviewing the Company's policies regarding non-officer employee compensation and benefit policies and other matters related to compensation and evaluation of Company personnel.

COMPENSATION OF DIRECTORS

  A. Cash Compensation. Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as Directors. Directors receive a $15,000 annual retainer for attending or participating in up to six formal Board and/or Committee meetings during the fiscal year plus an additional $2,500 for each additional day they attend or participate in formal Board and/or Committee meeting(s) and $500 for each day that they attend or participate in an informal meeting with the Company's management. Directors also receive reimbursement of expenses in attending meetings. For the fiscal year ended March 31, 1996, each non-employee Director received as a Director, the following cash compensation:

            DIRECTOR                            FEES PAID
            --------                            ---------
            John R. Attwood....................  $17,500
            Kenneth Olsen......................   18,000
            Eric S. Olberz(1)..................   11,000
            Elizabeth A. Sanders(2)............   10,000

- --------
(1) Eric S. Olberz resigned as a employee and officer of the Company in July
    1995
(2) Elizabeth A. Sanders resigned as a Director in November 1995

  In addition, Directors Attwood and Olsen have and will continue to advise the Company regarding various areas in which they have significant professional experience. These advisory services are in addition to the services performed as Directors and, accordingly, each Director performing advisory services will be entitled to additional compensation in an amount to be negotiated from time to time by such Director and the Company and approved by a majority of the disinterested Directors in conformity with the Company's policies on conflicts of interest. For the fiscal year ended March 31, 1996, Directors Attwood and Olsen did not receive compensation for services provided as a consultant.

  B. Directors' Stock Option Plan. Under the 1992 Plan, which is described in detail later in this Proxy Statement, each non-employee Director is granted automatically upon becoming a Director, Automatic Option

Grants ("AOGs") to purchase 3,000 shares of Common Stock at the fair market value on the grant date. On each triennial date on which a non-employee Director is reelected to the Board, AOGs for an additional 3,000 shares will be automatically granted to the Director subject to an aggregate limit for any one non-employee Director of options to acquire a total of 9,000 shares. All AOGs are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of initial grant and all expire five years from the date of grant. In accordance with the terms of the 1992 Plan, Directors Attwood and Olsen each have been granted 6,000 AOGs. Former Director Sanders previously had been granted 6,000 AOGs, all which were forfeited following her resignation as a Director in November 1995.

  C. Tax Indemnity Agreement. In November 1992, the Company entered into a Tax Indemnity Agreement with the Principal Shareholder. That agreement provides, among other things, for the indemnification of the Principal Shareholder against any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) arising out of the Company's operations during the periods in which the Company had elected S Corporation status prior to the Company's initial public stock offering on November 19, 1992. As of the date of this Proxy Statement, the Company is unaware of any such liability.

EXECUTIVE OFFICERS

  The following persons are currently key executive officers of the Company who are not identified in the Sections captioned "Election of Directors-- Nominees" or "Other Directors" and are "Named Officers" for purposes of the Summary Compensation Table set forth below.

                                    TABLE 3

                  CERTAIN INFORMATION REGARDING KEY OFFICERS

    KEY OFFICER'S NAME      AGE     POSITION WITH THE COMPANY AND BACKGROUND
    ------------------      ---     ----------------------------------------
Dennis D. Trausch..........  46 Executive Vice President since June 1988. Since joining the Company in 1976, Mr. Trausch has
                                served in various positions within the Company.
                                He currently is responsible for all store
                                operations and leasing.
Howard K. Kaminsky.........  38 Chief Financial Officer since joining the
                                Company in 1985, Treasurer since October 1992
                                and Secretary since July 1995. Prior to joining
                                the Company, Mr. Kaminsky was employed in the
                                auditing division of Ernst & Young LLP. He is a
                                Certified Public Accountant and received his
                                Bachelor of Science degree in Business
                                Administration from California State University,
                                Northridge.
Robert W. Haueter..........  44 Vice President--Marketing since 1989. Mr.
                                Haueter spent the previous ten years as a senior
                                aide in the California legislature. During this
                                period, he coordinated marketing and strategy
                                for a number of political campaigns.

OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS

  The following table, with footnotes, reflects the Company's best knowledge based on information filed with the Securities and Exchange Commission (the "Commission") and information provided directly by the persons named below, of certain information as of June 7, 1996 regarding the amount of Common Stock beneficially owned by each Director and Director Nominee of the Company, each executive officer that is a "Named Officer" (see "Executive Compensation-- Compensation Tables"), all such Directors and executive officers as a group and by each holder of more than five percent of the outstanding shares of the Company's Common Stock. All shares shown in the table reflect sole voting and investment power.

                                    TABLE 4

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                            SHARES
       NAME AND ADDRESS                                  BENEFICIALLY   PERCENT
     OF BENEFICIAL OWNER         POSITION WITH COMPANY      OWNED       OF CLASS
     -------------------         ---------------------   ------------   --------
Norbert J. Olberz............. Chairman of the Board and  4,660,979        72%
920 Foothill Boulevard          Interim President and
La Canada, California 91011     Chief Executive Officer

John R. Attwood............... Director                       7,000(1)      *
200 West Glenoaks Boulevard
Glendale, California 91202
Eric S. Olberz................ Director                     267,666(2)      4%
920 Foothill Boulevard
La Canada, California 91011
Kenneth Olsen................. Director                       8,000(3)      *
920 Foothill Boulevard
La Canada, California 91011
Dennis D. Trausch............. Executive Vice President       1,486(4)      *
920 Foothill Boulevard
La Canada, California 91011
Howard K. Kaminsky............ Chief Financial Officer,       3,623(4)      *
920 Foothill Boulevard          Treasurer and Secretary
La Canada, California 91011
Robert W. Haueter............. Vice President--Marketing      3,307(5)      *
920 Foothill Boulevard
La Canada, California 91011
Joseph H. Coulombe............ Former Interim President         -0-         0%
c/o Sport Chalet, Inc.          and Chief Executive
920 Foothill Boulevard          Officer and Director
La Canada, California 91011
Kim D. Robbins................ Former Vice President--          -0-         0%
c/o Sport Chalet, Inc.          Merchandising
920 Foothill Boulevard
La Canada, California 91011
All Directors and executive                --             4,952,061        76%
 officers as a group
 (9 persons)..................

- --------
 *Represents less than one percent
(1) Includes vested AOGs to purchase 5,000 shares of Common Stock and does not include non-vested AOGs granted to Director Attwood to purchase 1,000 shares of Common Stock.
(2) Includes vested AOGs to purchase 1,000 shares of Common Stock and does not include non-vested AOGs granted to Director Olberz to purchase 2,000 shares of Common Stock.
(3) Includes vested AOGs, to purchase 3,000 shares of Common Stock and does not include non-vested AOGs granted to Director Olsen to purchase 3,000 shares of Common Stock.
(4) Does not include nonvested options granted to Named Officer to purchase 72,000 shares of Common Stock.
(5) Does not include nonvested options granted to Named Officer to purchase 60,000 shares of Common Stock.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company traditionally has not entered into formal employment or severance contracts with its executive officers. The Company recently departed from this policy by entering into formal employment contracts with Mr. Coulombe and Ms. Kim D. Robbins and Severance and General Release Agreements with Ms. Robbins and Director Eric S. Olberz. A general description of the material terms and conditions of each contract follows:

  A. EMPLOYMENT CONTRACT FOR JOSEPH H. COULOMBE.

  Mr. Coulombe was to receive an annual $180,000 salary and certain benefits customarily provided to the Company's executive officers, including, without limitation, vacation pay, sick leave, and reimbursement of certain business expenses, and a limited entertainment fund. Upon his resignation on April 3, 1995, Mr. Coulombe received $18,863 in severance in accordance with the terms of his employment contract representing an amount equal to $15,000 per month from February 1, 1995 through March 31, 1995 less the $11,137 salary actually paid and payable to Mr. Coulombe prior to his resignation.

  B. EMPLOYMENT CONTRACT AND SEVERANCE AND GENERAL RELEASE AGREEMENT FOR KIM
D. ROBBINS.

  Ms. Robbins' employment contract commenced effective March 6, 1995. She was appointed to the newly created position of Senior Vice President-- Merchandising for an initial twelve (12) month term. Ms. Robbins received a $150,000 annual salary, fringe benefits typically provided to other Company executive officers and non-qualified stock options for 25,000 shares of Common Stock. The Company did not renew Ms. Robbins' employment contract and instead entered into a Severance and General Release Agreement pursuant to which Ms. Robbins resigned her position with the Company effective March 6, 1996. Under the severance agreement, Ms. Robbins received (i) severance payments in the amount of $37,500 payable (net of tax withholding and other deductions) in monthly installments over a three month period and (ii) continued health care insurance benefits through June 30, 1996. Ms. Robbins is not eligible for any bonus for the fiscal year ended March 31, 1996 and she forfeited her Non-Qualified Stock Options for 25,000 shares of Common Stock.

  C. SEVERANCE AND GENERAL RELEASE AGREEMENT WITH ERIC S. OLBERZ

  In connection with his resignation on July 5, 1995 as Vice Chairman and Secretary and as an employee of the Company, Eric S. Olberz entered into a Severance and General Release Agreement. Mr. Olberz received $50,000 severance payable (net of tax withholding and other deductions) in monthly installments over a seven-month period and certain health insurance benefits for six months following his resignation. In addition, Mr. Olberz was deemed to have exercised his Performance Awards for which he received $37,867 in compensation. Mr. Olberz was not eligible for any bonus for the fiscal year ended March 31, 1996 and he forfeited his Non-Qualified Stock Options for 60,000 shares of Common Stock.

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The Compensation Committee Report on executive compensation is set forth in the following section below. As previously mentioned, the Compensation Committee currently is comprised of two non-employee Directors of the Company, Directors Attwood and Olsen. None of these Directors is a former officer or employee of the Company or any of its subsidiaries or affiliates.

  The Compensation Committee makes recommendations to and reviews in detail aspects of executive compensation with the full Board of Directors, which has the ultimate responsibility for all compensation decisions. During fiscal year ended March 31, 1996, the Principal Shareholder, Eric S. Olberz, former Vice Chairman and Secretary, and Joseph H. Coulombe, former Interim President and Chief Executive Officer, served on the Board of Directors.

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

  The Compensation Committee has provided the following report on executive compensation.

  A. COMPENSATION POLICY AND EXECUTIVE COMPENSATION

  This Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and making recommendations as to the annual compensation of the Company's executive officers, including such components as annual cash compensation, short and long term incentives, and supplemental benefits.

  The Company's compensation policy is based on linking executive compensation to the Company's objectives of growth through increased earnings and maximizing long-term shareholder value. This policy traditionally has been carried out through a compensation program consisting of salaries and short and long term incentives. The Committee monitors compensation levels for comparable retail companies and evaluates annual compensation on the basis of these compensation trends and the performance of the Company in order to determine whether adjustments to base salaries and bonuses, or both, are appropriate.

  The Company traditionally has not had formal employment agreements with any of its executive officers, but recently departed from this practice by entering into formal contracts with Ms. Robbins and Mr. Coulombe. In addition, the Company's recent practice has been to enter into formal severance agreements with departing executives. See the discussion above under the section captioned "Employment Agreements and Termination Arrangements." The various elements of the Company's overall compensation program are more fully discussed below.

  B. ANNUAL SALARY AND BONUS

  Annual compensation for Messrs. Trausch, Kaminsky, and Haueter and Eric S. Olberz prior to his resignation as Vice Chairman and Secretary (collectively, the "Executive Management Group") consists of a base salary and an annual bonus. During the fiscal year ended March 31, 1996, the annual base salaries for Messrs. Trausch, Kaminsky and Haueter, respectively, were $145,000, $135,000, and $120,000. The annual base salary for Eric S. Olberz prior to his resignation was $93,000. In view of the Company's disappointing operating results during fiscal 1996 and resulting employee lay-offs, Messrs. Trausch, Kaminsky and Haueter and Chairman Norbert J. Olberz agreed to accept a temporary salary reduction of 10% during the quarter ending March 31, 1996.

  The Company's policy is to pay bonuses to its Executive Management Group based on a percentage of the Company's net income before taxes and accruals for bonuses. Since the Company incurred a net loss during Fiscal 1996, no bonuses were paid for this period. The summary of the base salary and bonuses paid to the Named Officers during the last three years is set forth in the Summary Compensation Table (Table 5).

  The base salaries for the Executive Management Group, as compared with the base salary for similar executives surveyed, traditionally has been significantly below the surveyed market average. This result reflects the Committee's philosophy that a significant portion of the overall annual compensation package provided to the Executive Management Group be based on a bonus program reflecting the Company's earnings performance during the referenced period.

  While a significant portion of the overall annual compensation package will continue to be based on a bonus program tied to the Company's earnings performance, starting in fiscal 1996, a greater proportion of overall compensation will now be derived from the executives' base salary. This adjustment conformed the Company's executive compensation policy more closely with existing market practices and provides a more stable compensation level. The Committee believes the base salaries will now be sufficiently competitive to allow the Company to attract and retain well-qualified executives. Past survey results support the Committee's conclusion that while executive base salaries are still below the competitive market, if the Company performs to profit levels similar to periods prior to Fiscal 1994, the Executive Management Group's total compensation under this program will increase to again fall within an acceptable range of industry averages for the defined labor market.

  C. LONGER-TERM COMPENSATION

  Longer-term compensation awards are provided by the Company's 1992 Plan which provides for stock options and other forms of incentives. Under the 1992 Plan, certain key employees had been granted Performance Awards ("PAs"). Each PA entitled the holder on exercise to the cash equivalent of 0.11% times the difference between three times the book value of the Company on the grant date excluding any increase attributable to the initial public offering in December 1992 or any subsequent equity offering. All outstanding PAs held by the Executive Management Group were exercised during the 1996 fiscal year, resulting in a payout to Messrs. Trausch, Kaminsky, and Haueter and Eric S. Olberz, respectively, of $37,041, $61,461, $11,797 and $37,867. The Committee acknowledges that PAs provided incentives to achieve long-term earnings growth since their overall value was measured on a cumulative basis, but prefers to utilize stock options to provide this incentive in the future.

  The Company has also granted non-qualified stock options ("NQSOs") on shares of Common Stock to certain employees, including senior executives, under the 1992 Plan. In November, 1992, Messrs. Trausch, Kaminsky and Haueter, and Eric
S. Olberz respectively, received NQSOs for 72,000, 72,000, 48,000 and 60,000 shares, exercisable at the Company's $9 1/4 initial public offering price in November 1992 and vested at a rate of 20% per year over five years. The NQSOs held by Eric S. Olberz were forfeited following his resignation in July 1995.

  While the Committee believes that it is important that all options be granted at fair market value so that the interests of the executives receiving options are as closely aligned to the Company's shareholders as possible, the Committee recognized that the benefit of the NQSOs granted in November 1992 as an effective means to retain key employees during the vesting period had dissipated (1) because the Company's stock price was trading substantially below the $9 1/4 exercise price and (2) the related vesting periods would soon expire. Accordingly, effective March 1, 1996, the Compensation Committee recommended, and the Board of Directors approved, a stock option exchange pursuant to which all officers of the Company still holding NQSOs under the 1992 Plan (except Kim D. Robbins) were given an election to exchange all their outstanding NQSOs ("Cancelled Options") for the grant of new NQSOs ("New Options"), under the following terms:

  (i) Exercise Price: The per share exercise price equals the Company's closing stock price for its Common Stock in the National Market System as reported by the NASDAQ on March 1, 1996, or $2 3/8 per share.

  (ii) Number of Shares: The number of shares of Common Stock covered by the New Options equal the number of shares covered by the Cancelled Options. In addition, Robert W. Haueter was granted NQSOs for an additional 12,000 shares of Common Stock in consideration of his position and longevity with the Company and the number of NQSOs granted to other members of the executive officer team.

  (iii) Vesting Schedule and Term: The period over which the New Options become exercisable or "vest", is the same as the vesting period of the Cancelled Options (i.e., 20% per year over 5 years) with a ten year term, both the vesting period and term to commence March 1, 1996.

  The following table shows as to Named Officers as a group, and current officers as a group, (i) the number of shares and (ii) exercise prices covered by the Cancelled Options and New Options granted:

                                OPTIONS CANCELLED           NEW OPTIONS GRANTED
                                    ON 3/1/96                    ON 3/1/96
                         ------------------------------- --------------------------
  NAME OF INDIVIDUAL,                                                     PER SHARE
  GROUP AND NUMBER OF    NUMBER OF SHARES   PER SHARE    NUMBER OF SHARES EXERCISE
    PERSONS IN GROUP     OF COMMON STOCK  EXERCISE PRICE OF COMMON STOCK    PRICE
  -------------------    ---------------- -------------- ---------------- ---------
Dennis D. Trausch.......      72,000          $9.25           72,000       $2 3/8
Howard K. Kaminsky......      72,000          $9.25           72,000       $2 3/8
Robert W. Haueter.......      48,000          $9.25           60,000       $2 3/8
Named Officers as a
 group (3 persons,
 including the above)...     192,000          $9.25          204,000       $2 3/8
All other officers
 except Named Officers
 (1 person).............      18,000          $9.25           18,000       $2 3/8

More specific information on option grants is shown in Tables 7, 8 and 9 below of this Proxy Statement.

  The Committee has concluded that it is inappropriate at this time to offer its key executives supplemental benefit programs. Instead, the focus will remain on a short-term and long-term incentive based program in order to achieve the Company's objectives of a greater earnings capacity and long-term growth in share value. The Compensation Committee will continue to review the Company's overall executive compensation program periodically and, if appropriate, adjust existing compensation levels or policies in order to meet market demands or changing corporate objectives.

  D. COMPENSATION OF KIM D. ROBBINS

  Ms. Robbins' compensation was determined through negotiations between Ms. Robbins and the Committee. Her formal employment contract provided for a $150,000 annual base salary and non-qualified stock options for 25,000 shares of Common Stock. In establishing a base salary for Ms. Robbins, the Committee considered her past salary history and successful track record at a major department-store retailer, salary levels provided to similarly-situated retail executives and the relatively small number of NQSOs granted to Ms. Robbins. The Committee anticipates that in the future the Company will not enter into formal employment contracts with executive officers (other than possibly Chief Executive or Chief Operating Officers) and that the compensation provided to new executive officers will be based on the criteria established for compensation of the Executive Management Group in order to promote a team approach.

  E. CHIEF EXECUTIVE OFFICER COMPENSATION

  The terms of the employment agreement with Joseph H. Coulombe were determined through negotiation between Mr. Coulombe and the Committee and included salary of $180,000 per annum which the Committee believes was appropriate given Mr. Coulombe's previous retailing background, his prior experience with the Company and the interim nature of his assignment. The Agreement also provided Mr. Coulombe, upon termination in April 1995, with $18,863 in severance, based on the difference between $15,000 for each month of service provided and the salary paid prior to his resignation.

  On April 3, 1995, the Board of Directors appointed Chairman Olberz to act as Interim President and Chief Executive Officer to succeed Mr. Coulombe. Chairman Olberz declined to accept any additional salary as a result of his appointments, but will participate in the executive bonus program during the periods in which he is employed in these additional management capacities. The Committee believes that the $250,000 base salary paid to Mr. Olberz as Chairman is reasonable when compared to the comparable companies whose chairmen are actively involved in day to day operations and that his participation in the executive bonus program appropriately exemplifies the Company's pay-for-performance philosophy, since the value of this element of his compensation package will be determined by the Company's profitability during the period he serves as the Company's

President and Chief Executive Officer. However, Chairman Olberz has not been provided with any longer-term incentives, because, in the Committee's view, his significant stock holdings in the Company already provide sufficient motivation for him to achieve long-term profitability and maximum shareholder value.

  Because the Company incurred an operating loss during fiscal 1996, Chairman Olberz accepted a temporary salary reduction, received no bonus payments and suffered a diminution to the value of his significant stock holdings.

  F. TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  The Internal Revenue Code of 1986 was amended in 1993 in order to limit the deductibility for federal income tax purposes of non-performance based compensation in excess of $1,000,000 provided to certain executive officers. As the Company's current compensation structure does not provide for or contemplate annual compensation to any executive in excess of the $1,000,000 threshold, the limitations placed on tax deductions will be inapplicable to the Company in the foreseeable future.

                                                         COMPENSATION COMMITTEE

                                                              JOHN R. ATTWOOD
                                                               KENNETH OLSEN

                                                               June 27, 1996

INCENTIVE COMPENSATION PLANS

  On April 1, 1990, the Board of Directors of the Company adopted a Stock Appreciation Rights Plan (the "1990 Plan") authorizing the grant of Stock Appreciation Rights ("SARs") to key Company employees. These SARs entitled the holder upon exercise to receive cash in an amount equal to 0.11% of three times the increase in aggregate book value of the Company from the grant date.

  The purpose of the 1990 Plan was to provide an incentive to key employees in a position to contribute to the successful operations of the Company by linking a portion of such employees' compensation directly to the increase in the Company's aggregate book value through the issuance of the SARs. In October 1992, the Board adopted the 1992 Plan which authorized the granting of certain incentive awards including new SARs, NQSOs, incentive stock options ("ISOs"), AOGs to non-employee Directors, restricted stock, dividend equivalents, and PAs. Pursuant to the terms of the 1992 Plan, the SARs granted under the 1990 Plan were converted to PAs at a conversion price established under the 1992 Plan and the 1990 Plan was terminated.

  As noted previously, each PA granted in the conversion entitled the holder on exercise to the cash equivalent of 0.0011 times the difference between three times the book value of the Company on the grant date of the original SAR and three times the book value on the date of exercise, excluding such increase as is attributable to the offering or any subsequent equity offering, and will otherwise be subject to the same terms and conditions as the original SAR it replaces. Prior to Fiscal 1993, 22 SARs had been issued to certain executives under the 1990 Plan. In Fiscal 1993, these SARs were converted into 22 PAs including three, five, one and three PAs to Messrs. Trausch, Kaminsky and Haueter and Eric S. Olberz, respectively all of which were exercised during Fiscal 1996 resulting in payments to Messrs. Trausch, Kaminsky, and Haueter, respectively, of $37,041, $61,461 and $11,797. In connection with Mr. Olberz's Severance and General Release Agreement (see, "Employment Agreements and Termination Arrangements" above), Eric S. Olberz was deemed to have exercised his three (3) PAs for a total distribution of $37,867.

  A total of 600,000 shares of Common Stock have been authorized and reserved for stock options to be granted under the 1992 Plan. The 1992 Plan provides for the grant of ISOs as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to employees of the Company. The 1992 Plan also provides for the grant of NQSOs to the Company's officers, employees or consultants thereof. An ISO may have certain tax advantages for the optionee as compared to a NQSO. The exercise price of the ISOs may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of holders of more than 10% of the Company's Common Stock. The exercise price of the NQSOs may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Shares subject to an option granted under the 1992 Plan may be purchased for cash and/or its equivalent, including shares of Common Stock. The ISOs and NQSOs expire ten years after the date of grant, with the exception of ISOs held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the date of grant.

  The Company granted NQSOs covering 378,000 shares of Common Stock under the 1992 Plan to certain employees immediately prior to the Company's initial public offering in November 1992. Of this amount, NQSOs for 72,000, 72,000, 48,000 and 60,000 shares, respectively, were granted to Messrs. Trausch, Kaminsky, and Haueter and Eric S. Olberz. These NQSOs were exercisable at the Company's initial public offering price of $9.25 and vested at a rate of 20% per year over five years. As noted previously in the Compensation Committee Report, the Board of Directors authorized the issuance on March 1, 1996 of NQSOs to certain of the Company's officers and these officers, including Messrs. Trausch, Kaminsky and Haueter, agreed to terminate the existing NQSOs that they had received prior to the Company's initial public offering in March, 1996. Mr. Haueter also received NQSOs for 12,000 additional shares of Common Stock. In addition, Ms. Robbins received in May 1995 NQSOs for 25,000 shares of Common Stock in accordance with the terms of her employment contract, which were forfeited following her resignation from the Company. NQSOs covering 222,000 shares of Common Stock remain outstanding as of the date of this Proxy Statement. See Tables 7, 8 and 9 of this Proxy Statement.

  Under the 1992 Plan, a total of 30,000 shares of Common Stock have been reserved for grant of AOGs to non-employee Directors of the Company. AOGs granted to Board of Directors members are discussed herein under the Section captioned "Compensation of Directors."

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the 1996, 1995, and 1994 fiscal years, the cash compensation paid or accrued by the Company, as well as other compensation paid or accrued for such year, as to the Company's Chief Executive Officers during this period, Norbert J. Olberz and Joseph H. Coulombe, and to each of the other key executive officers (collectively "Named Officers") for which disclosure is required.

                                    TABLE 5

                          SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                     ANNUAL COMPENSATION                   COMPENSATION AWARDS
                             ------------------------------------- -----------------------------------
                                                                                          ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR ($) SALARY   ($) BONUS(1) (#) OPTIONS/SARS(2) COMPENSATION(3)
- ---------------------------  ----------- ----------   ------------ ------------------- ---------------
Norbert J. Olberz,              1996      243,750           -0-             -0-               -0-
 Chairman of the Board,         1995      250,000           -0-             -0-               -0-
 Interim President and          1994      250,000           -0-             -0-               -0-
 Chief Executive
 Officer(4)
Joseph H. Coulombe,             1996       18,863(5)        -0-             -0-               -0-
 Former Interim                 1995       11,137(5)        -0-             -0-               -0-
 President and Chief
 Executive Officer
Dennis D. Trausch               1996      141,375           -0-          72,000            37,041
 Executive Vice                 1995       93,500        12,400             -0-               -0-
 President                      1994       93,500           400             -0-               -0-
Howard K. Kaminsky,             1996      131,625           -0-          72,000            61,461
 Chief Financial                1995       80,400        12,400             -0-               -0-
 Officer, Treasurer and         1994       80,400           400             -0-               -0-
 Secretary
Robert W. Haueter, Vice         1996      117,000           -0-          60,000            11,797
 President-- Marketing          1995       70,800        12,400             -0-               -0-
                                1994       70,800           400             -0-               -0-
Eric S. Olberz, Director        1996       73,250(6)        -0-           3,000            37,867
 and Former Vice                1995       76,350        12,400             -0-               -0-
 Chairman and Secretary         1994       70,800        10,999(7)          -0-               -0-
Kim D. Robbins, Former          1996      137,500(8)        -0-          25,000               -0-
 Senior Vice President--        1995       12,500           -0-             -0-               -0-
 Merchandising

- --------
(1) All named executive officers besides Norbert J. Olberz (and Mr. Coulombe and Eric S. Olberz and Kim D. Robbins during Fiscal 1996) were entitled to receive bonuses based on the Company's net income for the fiscal year.
(2) Other than 3,000 AOGs issued to Eric S. Olberz, represents NQSOs issued to key executive officers during fiscal 1996. See the discussion above under the heading "Incentive Compensation Plans."
(3) Represents payments to Messrs. Trausch, Kaminsky and Haueter and Eric S. Olberz upon exercise of their respective PAs of $37,041, $61,461, $11,797 and $37,867, respectively.
(4) The Board of Directors established Norbert J. Olberz' annual salary at $250,000 effective as of October 1, 1992.
(5) Mr. Coulombe commenced employment with the Company effective February 1, 1995 and resigned on April 3, 1995. The amounts shown during Fiscal 1995 was salary paid to him between February 1, 1995 and March 31, 1995. Mr. Coulombe received $18,863 in severance payments during Fiscal 1996. See the discussion following the caption "Changes in Directors and Certain Key Employees" above.
(6) Mr. Olberz relinquished his positions as Vice Chairman and Secretary on July 5, 1995. The amount as shown includes $50,000 in severance payment. See the discussion following the caption "Changes in Directors and Certain Key Employees" above.
(7) Includes a $10,599 bonus attributable to the Company's soft goods manufacturing operations in Fiscal 1994.
(8) Ms. Robbins resigned as Senior Vice President--Merchandising effective March 7, 1996. Ms. Robbins shall receive $37,500 in severance payments during Fiscal 1997 which are not included in the table above. See the discussion following the caption "Changes in Directors and Certain Key Employees" above.

PERFORMANCE GRAPH

  The following graph shows a comparison of the Company's total return to shareholders from November 19, 1992, the date on which the Company's Common Stock was first registered under the Securities Exchange Act of 1934, to March 31, 1996, as compared to total return for the MG Industry Group 529 Index and the NASDAQ Market Index for the same period. This comparison assumes $100.00 was invested on November 19, 1992 in the Company's Common Stock under both indexes.

                                    TABLE 6

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG SPORT CHALET, INC., PEER GROUP AND NASDAQ MARKET INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                         NASDAQ
Measurement Period           SPORT                       MARKET
(Fiscal Year Covered)        CHALET, INC.   PEER GROUP   INDEX
- ---------------------        -----------    ----------   ------
Measurement Pt- 11/19/92     $100.00        $100.00      $100.00
FYE  3/31/93                 $ 74.67        $101.36      $108.54
FYE  3/31/94                 $ 48.00        $108.43      $125.40
FYE  3/31/95                 $ 42.67        $111.42      $132.12
FYE  3/31/96                 $ 24.00        $161.69      $179.00


- --------
(1)Peer Group chosen was Media General Industry Group 529--Other Importers, Wholesalers and Retailers.

                         OPTION GRANTED IN FISCAL 1996

  The following sets forth certain information concerning the grant of stock options under the 1992 Plan to the Named Officers during Fiscal 1996. No other stock options were granted to such Named Officers during this period.

                                    TABLE 7

                         OPTION GRANTS IN FISCAL 1996

                                                                                     POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL
                                                                                      RATES OF
                                                                                    STOCK PRICE
                                                                                  APPRECIATION FOR
                                            INDIVIDUAL GRANTS                       OPTION TERM
                         ------------------------------------------------------- ------------------
                                          % OF TOTAL
                                           OPTIONS
                                          GRANTED TO
                            OPTIONS      EMPLOYEES IN  EXERCISE PRICE EXPIRATION
NAME                     GRANTED (#)(1) FISCAL 1996(2)   ($/SH)(3)       DATE     5%(4)    10%(4)
- ----                     -------------- -------------- -------------- ---------- -------- ---------
Norbert J. Olberz.......        -0-          N/A             N/A           N/A        N/A       N/A
Joseph H. Coulombe......        -0-          N/A             N/A           N/A        N/A       N/A
Dennis D. Trausch.......     72,000           29%          2.375        3/1/06     94,392   232,272
Howard K. Kaminsky......     72,000           29%          2.375        3/1/06     94,392   232,272
Robert W. Haueter.......     60,000           22%          2.375        3/1/06     80,460   193,560
Eric S. Olberz..........      3,000            1%          2.625        7/6/00      1,698     3,660
Kim S. Robbins..........     25,000           10%          3.125        N/A[5]        N/A       N/A

- --------
(1) Represents NQSOs which vest at a rate of 20% per year after grant over 5 years and 3,000 AOGs granted to Eric S. Olberz 1,000 of which immediately vest with an additional 1,000 AOGs to be vested on the first and second anniversary of the date of grant. Upon certain changes of control of the Company or Shareholder approval of a reorganization, merger, consolidation, liquidation, or dissolution of the Company or similar transactions, the holder of an NQSO or AOG shall have the right to exercise such option to the full extent not theretofore exercised. NQSOs were granted to Messrs. Trausch, Kaminsky and Haueter in connection with the cancellation of their previously outstanding NQSOs. See Table 9 "10-Year Option Repricings" below.
(2) Based on an aggregate NQSOs representing 247,000 shares of Common Stock and AOGs representing 3,000 shares of Common Stock granted during Fiscal 1996 to Named Officers under the 1992 Plan.
(3) All options were granted at the Company's closing stock price for its Common Stock and the National Market System as reported by the NASDAQ on the grant date.
(4) Calculated over a ten year period or five year period representing the term of the NQSOs or AOGs, respectively.
(5) Ms. Robbins NQSOs representing 25,000 shares of Common Stock were forfeited in connection with her resignation as an officer of the Company in March 1996. See "Employment Agreements and Termination Agreements" above.

                      OPTION EXERCISES AND YEAR END VALUE

  The following table sets forth information with respect to the Named Officers concerning the exercise of options during Fiscal 1995 and unexercised options held at fiscal year end.

                                    TABLE 8

  AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND 1996 FISCAL YEAR-END OPTION
                                     VALUE

                                                                  VALUE OF
                                               NUMBER OF         UNEXERCISED
                                          UNEXERCISED OPTIONS   IN-THE-MONEY
                                            HELD AT FISCAL    OPTIONS AT FISCAL
                       SHARES                YEAR END (#)        YEAR END(1)
                     ACQUIRED ON  VALUE   ------------------- -----------------
                      EXERCISE   REALIZED    EXERCISABLE/       EXERCISABLE/
        NAME             (#)       (2)       UNEXERCISABLE      UNEXERCISABLE
        ----         ----------- -------- ------------------- -----------------
Norbert J. Olberz...     -0-       -0-        0/0                    N/A
Joseph H. Coulombe..     -0-       -0-        0/0                    N/A
Dennis D. Trausch...     -0-       -0-        0/72,000               0/0
Howard K. Kaminsky..     -0-       -0-        0/72,000               0/0
Robert W. Haueter...     -0-       -0-        0/60,000               0/0
Eric S. Olberz......     -0-       -0-        1,000/2,000            0/0
Kim D. Robbins......     -0-       -0-        5,000(2)/0             0/0

- --------
(1) Represents the difference between the closing price of the Company's Common Stock on March 31, 1996 in excess of the exercise price of the options multiplied by the number of shares subject to exercisable and unexercised options, respectively.
(2) As of June 6, 1996 Ms. Robbins' 5,000 shares were forfeited. See "Employment Agreements and Termination Arrangements" and "Incentive Compensation Plans" at pages 8 and 12, respectively, of this Proxy Statement.

                              REPLACEMENT OPTIONS

  As discussed in significant detail in the Compensation Committee Report set forth above, the Company granted on March 1, 1996 new NQSOs to certain Named Officers following the voluntary cancellation of NQSOs previously issued to such Named Officers. The following table sets forth information with respect to these Named Officers concerning the cancellation of their previously issued NQSOs and the grant of replacement NQSOs in lieu thereof.

                                    TABLE 9

                          TEN-YEAR OPTION REPRICINGS

                                                                                     LENGTH OF
                                                                                      ORIGINAL
                                NUMBER OF  MARKET PRICE                             OPTION TERM
                                SECURITIES OF STOCK AT  EXERCISE PRICE              REMAINING AT
                                UNDERLYING   TIME OF      AT TIME OF                  DATE OF
                                 OPTIONS    REPRICING     REPRICING    NEW EXERCISE  REPRICING
          NAME            DATE   REPRICED      ($)           ($)        PRICE ($)     (YEARS)
          ----           ------ ---------- ------------ -------------- ------------ ------------

Dennis D. Trausch....... 3/1/96   72,000      2 3/8         9 1/4        2 3/8          6.72

Howard K. Kaminsky...... 3/1/96   72,000      2 3/8         9 1/4        2 3/8          6.72

Robert W. Haueter....... 3/1/96   48,000      2 3/8         9 1/4        2 3/8         6.72

                             CERTAIN TRANSACTIONS

  From time to time the Company has transacted business with entities in which its management or the Principal Shareholder of the Company have an interest.

SALE OF SPORT CHALET MANUFACTURING

  During February 1995, the Company's management formally recommended that the Company's soft goods manufacturing operations (the "Manufacturing Operations") be discontinued and liquidated. Management's recommendation was based on several factors including, without limitation, (i) the Company's ability to obtain comparable soft goods products from third party vendors at competitive prices, (ii) the disproportionate share of working capital required to finance materials inventories and operations, (iii) the excessive level of management attention required to oversee production activities and (iv) consultation with an independent consultant. In response to Management's recommendation, then Vice Chairman and Secretary Eric S. Olberz, who had previously managed the Manufacturing Operations, offered to purchase the assets used by the Company in its Manufacturing Operations (the "Assets").

  On June 23, 1995, the Company, Eric S. Olberz, and Camp 7, Inc., a corporation owned by Mr. Olberz ("Camp 7"), entered into a series of agreements pursuant to which the Company sold the Assets to Camp 7. The purchase price equaled the book value of all the tangible assets (excluding leasehold improvements) plus $2,000 for the fully amortized Camp 7 trademark which is licensed back to the Company on a non-exclusive, royalty free basis. Management believes that the consideration paid for these Assets exceeds the net proceeds which would have been obtained had they been sold through an orderly liquidation process to third parties. The purchase price was paid through a $400,000 cash downpayment, with the principal balance due and payable in a lump sum on the first day of the thirteenth (13th) month following the effective date of the sale. Interest is due and payable monthly on the outstanding balance at the rate of prime plus 1/8%, the same rate as charged by the Company's lender under its then existing line of credit. Camp 7's obligations to the Company under the agreements are secured by a first priority security interest in certain Assets and the personal guarantee of Eric S. Olberz. The guarantee is secured by 266,666 shares of the Company's Common Stock owned by Mr. Olberz.

  The Company also assigned the leasehold interest in the Manufacturing Operation's facility in Santa Ana, California, to Camp 7 and in the process was relieved of further liability for the remaining eight year term of that lease. Mr. Olberz resigned his positions as an employee and the Company's Vice-Chairman and Secretary effective upon the completion of the sale. In recognition of his twenty years of service with the Company, his agreement to resign his positions with the Company, and as an inducement to enter into the Severance and General Release Agreement, Mr. Olberz received $50,000 in severance. A description of the Severance and General Release Agreement is set forth above under the caption "Employment Agreements and Termination Arrangements." The Company recognized a net pre-tax loss of $102,000 in connection with these transactions, representing $50,000 in severance payments, a $54,000 write off of leasehold improvements and an offsetting $2,000 gain on the sale of the remaining Assets. The Company currently purchases soft goods products from Camp 7 as well as other qualified vendors.

PROPERTY LEASES

  The Company leases or leased from the Principal Shareholder its corporate office space in La Canada, its warehouse and distribution facility in Montclair, its soft goods manufacturing space in Huntington Beach (until January 1993), and its stores in La Canada and Huntington Beach. The Company has incurred rental expense of $1.4 million, $1.6 million, and $1.7 million payable to the Principal Shareholder in Fiscal 1996, 1995, and 1994, respectively. The Company believes that the occupancy costs to the Company under each lease are no higher than those which would be charged by an unrelated third party under similar circumstances.

  In August 1994, the Company's Board by a vote of its non-employee Directors approved a proposal to relocate the Huntington Beach store. In August 1995, the existing store lease was terminated and the store relocated to a facility developed by and leased from Huntington Beach Properties, Inc., a California corporation under the control of Chairman Olberz. The new rental rate is the amount by which four percent times monthly gross sales exceeds the $41,667 monthly minimum rent. Management believes that the new facilities are more advantageous given certain logistical problems associated with the prior store location and the reduction in rent which would be achieved at anticipated store sales levels and also that the occupancy costs under the new lease are no higher than those which would be charged by an unrelated third party under similar circumstances.

  A portion of the property in La Canada leased by the Company from the Principal Shareholder was, until the late 1970s, used as a gas station and contained underground storage tanks. In June 1991, petroleum hydrocarbon pollution at the site was detected in connection with the removal of the underground storage tanks. The Company has received regular approval of a site investigation work plan for the property. Site remediation costs cannot be accurately estimated until the site investigation work is completed. However, a visual inspection of the storage tanks conducted with the tanks removed showed no obvious leaks or damage. This suggests that site contamination may have been the result of spillage during filling of the tanks and is not extensive. Based on the visual inspection, Management believes that the clean-up costs will not be material. The Principal Shareholder has agreed to indemnify the Company against all investigation and remediation costs relating to the property.

TAX INDEMNIFICATION AGREEMENT

  Prior to the Company's initial public offering, on November 19, 1992, the Company elected to be taxed as an S Corporation under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, and, in order to provide cash to the Principal Shareholder to pay taxes on the Company's income, the Company paid cash distributions. In Fiscal 1992, the Company declared and subsequently paid distributions totalling $725,000. During Fiscal 1993, the Company paid cash distributions totalling $493,000 from amounts previously accrued and declared. The Company does not anticipate that any further cash distributions will be declared or paid.

  As noted previously, the Company has entered into a tax indemnification agreement with the Principal Shareholder which provides for, among other things, the indemnification of such shareholder for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an S Corporation. See "Compensation of Directors" above.

                                    GENERAL

REQUIRED COMMISSION FILINGS

  Based on Company records and other information, the Company believes that all Commission filing requirements applicable to its Directors and officers with respect to the Company's fiscal year ended March 31, 1996 were complied with.

PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be considered at the 1997 Meeting of Shareholders must be received by the Corporate Secretary of the Company not less than sixty days nor more than ninety days prior to August 7, 1997.

FORM 10-K

  The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report to Shareholders of the Company on Form 10-K for the fiscal year ended March 31, 1996 as filed with the Securities and Exchange Commission, including the financial statements. Such report was filed with the Securities and Exchange Commission on or about June 27, 1996. Requests for copies of such reports should be directed to Sport Chalet, Inc., Attention:
Mr. Robert Haueter, 920 Foothill Boulevard, La Canada, California 91011.

  Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ HOWARD K. KAMINSKY

                                          Howard K. Kaminsky
                                          Secretary

                              SPORT CHALET, INC.
                            920 FOOTHILL BOULEVARD
                          LA CANADA, CALIFORNIA 91011

   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 1, 1996

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned shareholder(s) hereby appoints Norbert J. Olberz and John R. Attwood, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Common Stock of SPORT CHALET, INC. to be held of record as of June 7, 1996 which the undersigned is entitled to vote at the Annual Meeting of Shareholders of SPORT CHALET, INC. to be held on August 1, 1996 at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, at 9:00 a.m. PDST, and at any adjournment thereof.



                  (Continued and to be signed on other side)

                                               Please mark
                                               your votes
                                               as in this
                                               example    [X]

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.

1. Election                                               FOR   WITHHOLD
   For nominee listed below                               [_]     [_]
   (except as marked to the contrary below)

   Withhold Authority to vote
   for the nominee listed below

   Eric S. Olberz (term to expire in 1999)

2. In their discretion, the Proxies are authorized to vote upon such other
   matters as may properly come before the meeting.       [_]     [_]

IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE


I PLAN TO ATTEND THE ANNUAL MEETING. [_]

____________________________________        Dated: _____________________________
Signature

____________________________________        Dated: _____________________________
Signature (if held jointly)

Note: Signature should agree with name hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such. All joint owners should sign. If you sign for a partnership, please sign in partnership name by an authorized person.